For Immediate Release July 18, 2001	Media Contact: Robert Dobkin (202) 872-2680 Investor Relations: Ernie Bourscheid (202)872-2797

Pepco Reports Six-Month and Second-Quarter 2001 Earnings

        Potomac Electric Power Company (NYSE: POM) today reported consolidated earnings for the six months ended June 30, 2001, of $111.9 million, or $1.02 per share on operating revenues of $1.23 billion, compared with earnings of $64.9 million, or 55 cents per share on operating revenues of $1.17 billion during the same period in 2000. This year's six-month results included a one-time, after-tax gain of $22.4 million, or 21 cents per share, primarily as a result of the close on the previously reported sale of the Company's share in a Pennsylvania generating plant.

        Additionally, per-share earnings included 16 cents primarily related to interest income from the investment of proceeds from the sale of Pepco's generating assets in December 2000. The positive effect of reduced capital costs as a result of the retirement of long-term debt and a stock buyback program contributed 15 cents per share to six-month earnings. An increase of 5 cents per share resulted from several other factors, including a 3.6 percent increase in delivered kilowatt-hour sales.

        This year's six-month earnings also included the leveling effect of a favorable energy buyback contract to supply electricity to customers who do not choose a competitive supplier. The effect of this contract spreads earnings more evenly throughout the year.

        For the three-month period ended June 30, 2001, total recurring utility operations were 42 cents per share, down 9 cents from 51 cents per share in the second-quarter 2000. This resulted from a 23-cent decrease due to the leveling effect from the buyback contract, a 5-cent increase from interest earned and a 9-cent increase per share from actions to reduce debt and common stock.

        Year-to-date contributions to consolidated earnings per share from the operations of Pepco's non-regulated competitive subsidiary, Pepco Holdings, Inc. (PHI), were unchanged at 3 cents. Pepco Energy Services, Inc., the Company's unregulated energy services subsidiary, achieved earnings of 3 cents per share on revenues of $269 million, compared with a 5-cent loss on revenues of $89.4 million in the same period of 2000. This result reflects significant growth in the energy services business. Year-to-date earnings per share from PCI operations, the other PHI subsidiary, were zero compared with 8 cents in the corresponding period in 2000.

        For the second quarter 2001 alone, PHI operations contributed 3 cents per share compared with a loss of 3 cents in the same period a year ago. That result reflects 2 cents in earnings from PCI from the timing of its investment transactions and 1-cent per share from Pepco Energy Services.

                                                         -more-

        Period earnings were announced at Pepco's Annual Meeting of Shareholders. "The earnings so far this year have been strong," said Dennis R. Wraase President and Chief Operating Officer. "When we sold the bulk of our generating assets, we also signed a favorable energy buyback contract to supply electricity to our customers who do not choose a competitive supplier. The contract has created a leveling of Pepco's traditional pattern of quarterly earnings. While the summer will continue to be important, we will no longer see the largest portion of our earnings in the third quarter, but more evenly spread throughout the year."

Conference Call on Pepco's Financial Results

Pepco will host a conference call to discuss second-quarter results on Friday, July 27, at 9 a.m. EDT. The conference call will be available to the general public at 212-896-6074 and broadcast live on the company's Web site at www.pepco.com . An audio archive of the call will be available on the Web site following the call and can be accessed for replay by dialing 800-633-8284; passcode is 19128473.

        About Pepco: Pepco is an investor-owned utility that delivers electricity in Washington, D.C., and the Maryland suburbs to more than 700,000 customers. Through its family of subsidiaries, Pepco also operates in the mid-Atlantic region in the competitive arenas of diversified energy products and services and telecommunications.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the Company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors.
These uncertainties and factors could cause actual results to differ materially from such statements. Pepco disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco.

                                                         Detailed Summary of Earnings Per Share,
                                             Quarterly and Year-to-Date Results, and Charts Follow

                                                     EARNINGS ANALYSIS

Earnings per Share Detail

	Three Months Ended June 30,		Six Months Ended June 30,

	2001	2000	2001	2000
Basic Earnings Per Share
Recurring Utility Operations	$ .42	$ .51	$ .78	$.52
Gain on Divestiture of Generation Assets	-	-	.21	-
Total Utility Operations	.42	.51	.99	.52

PHI Operations
PCI Operations	.02	-	-	.08
Pepco Energy Services Operations	.01	(.03)	.03	(.05)
Total PHI Operations	.03	(.03)	.03	.03

Pepco Consolidated Earnings	$ .45	$ .48	$ 1.02	$.55

Basic Average Common Shares Outstanding	108,345,000	118,385,000	109,416,000	118,450,000

Diluted Earnings Per Share

Pepco Consolidated Earnings	$ .45	$ .47	$ 1.02	$ .55

Diluted Average Common Shares Outstanding	108,345,000	121,778,000	109,982,000	121,843,000

CONSOLIDATED QUARTERLY RESULTS

        Pepco today reported consolidated earnings for the quarter ended June 30, 2001, of 45 cents per share. This amount is comprised of 42 cents from Utility operations and a 3 cents per share contribution from the operations of the Utility's wholly owned subsidiary, PHI. For the corresponding quarter in 2000, Pepco earned 48 cents per share, which includes 51 cents per share from Utility operations and a loss of 3 cents per share from PHI operations.

Utility Quarterly Results

        There was a decrease in earnings per share of 9 cents from recurring Utility operations for the quarter ended June 30, 2001, compared with the corresponding quarter in 2000 (42 cents per share versus 51 cents per share). This 9-cent decrease in earnings per share resulted from the following:

•

A decrease of approximately 23 cents per share attributable to the anticipated more level seasonal pattern of earnings being realized under the energy buyback contract with Mirant Corp., compared with the earnings pattern related to production income in prior years when the Company's production-related income varied significantly by quarter due to seasonal rate differentials. While still seasonal, the favorable contract with Mirant more evenly spreads the earnings impact over all quarters.

•

An increase of approximately 5 cents per share from interest earned on the proceeds received from the divestiture of the Company's generating assets. The proceeds are invested through the Company's wholly owned subsidiary, Edison Capital Reserve Corporation.

•

An increase of approximately 9 cents per share from reduced capital costs as a result of the stock buyback program and the retirement of long-term debt accomplished with the proceeds from the divestiture of Pepco's generation assets.

PHI Quarterly Results

        There was a 6-cent increase in PHI's contribution to consolidated earnings per share for the quarter ended June 30, 2001, compared to the corresponding quarter in 2000 (3 cents earnings per share versus 3 cents loss per share). PHI's contribution results from the operations of its wholly owned competitive subsidiaries, Potomac Capital Investment Corp. (PCI) and Pepco Energy Services. This 6-cent increase is comprised of a 2-cent increase in earnings per share from PCI from the corresponding period last year (2 cents earnings per share versus zero) and a 4-cent increase in earnings per share from Pepco Energy Services (1-cent contribution per share versus 3 cents loss per share).

PCI and Pepco Energy Services

        The 2-cent per share increase in PCI's earnings per share for the quarter ended June 30, 2001 mainly resulted from the timing of PCI's investment transactions.

        The 4-cent increase in Pepco Energy Services' earnings per share for this period resulted from the improved performance of its energy efficiency business and from favorable operating results of the two Pepco generating stations that were transferred to Pepco Energy Services in December 2000.

CONSOLIDATED SIX MONTHS ENDED RESULTS

        Consolidated earnings for the six months ended June 30, 2001, were 81 cents per share, excluding the non-recurring impact of 21 cents per share during the period from the gain on the divestiture of its 9.72 percent interest in the Conemaugh Generating Station. This 81 cents included 78 cents from Utility operations and a 3 cents per share contribution from PHI. For the corresponding period in 2000 Pepco earned 55 cents per share, which is comprised of a contribution of 52 cents per share from Utility operations and 3 cents per share from PHI operations. The Conemaugh sale closed in January 2001 and resulted in the recognition of a pre-tax gain of approximately $50.2 million ($22.4 million after tax) during the first quarter of 2001.

Utility Six Months Ended Results

        There was a 26-cent increase in earnings per share from recurring Utility operations for the six months ended June 30, 2001, compared to the corresponding quarter in 2000 (78 cents per share, excluding 21 cents from the divestiture transaction, versus 52 cents per share). This 26-cent increase in six month earnings per share resulted from the following:

•

A decrease of approximately 10 cents per share attributable to the anticipated more level seasonal pattern of earnings being realized under the energy buyback contract with Mirant Corp., compared with the earnings pattern related to production income in prior years when the Company's production-related income varied significantly by quarter due to seasonal rate differentials. While still seasonal, the favorable contract with Mirant more evenly spreads the earnings impact over all quarters.

•	An increase of approximately 16 cents per share from interest earned on the proceeds received from the divestiture of the Company's generating assets.
•	An increase of approximately 15 cents per share from reduced capital costs as a result of the stock buyback program and the retirement of long-term debt.
•

The remaining increase of approximately 5 cents per share results from several miscellaneous events year-to-date. For instance earnings per share during the six months ended June 30, 2001, were favorably impacted due to a 3.6 percent increase in delivered kilowatt hour sales, excluding wholesale sales in 2000.

PHI Six Months Ended Results

        PHI contributed 3 cents to consolidated earnings per share for the six months ended June 30, 2001, which represents no change from the comparable period in 2000. PHI's unchanged earnings per share during the six months ended June 30, 2001, results from a decrease of 8 cents per share from PCI from the corresponding period last year (zero versus 8 cents per share), fully offset by an increase of 8 cents per share from Pepco Energy Services (3 cents versus a loss of 5 cents).

PCI and Pepco Energy Services

        The 8-cent per share decrease in PCI's earnings per share for the six months ended June 30, 2001, mainly resulted from the fact that in January 2000, PCI sold its 50-percent interest in the FERC-regulated Cove Point, Md. liquefied natural gas storage facility and pipeline that resulted in approximately a 12-cent contribution to earnings per share. The favorable impact of this sale was partially offset by a 4-cent reduction to earnings per share related to the sale of four aircraft during the first quarter of 2000.

        The increase in Pepco Energy Services' earnings per share for this period resulted from improved performance from its energy efficiency business and from the favorable operating results of the two Pepco generating stations that were transferred to Pepco Energy Services in December 2000.

About Pepco

        Pepco's business lines consist of:

1)	regulated electric utility transmission and distribution services in the Washington, D.C. area,
2)	telecommunications services including local and long distance telephone, high-speed Internet and cable television, and
3)	energy products and services in competitive retail markets.

        Pepco's competitive telecommunication and energy businesses are provided through its wholly owned subsidiary PHI. PHI was formed in 1999 as the parent company for two wholly owned subsidiaries, PCI and Pepco Energy Services. Additionally, the Company has a wholly owned Delaware statutory business trust (Potomac Electric Power Company Trust I) and a Delaware Investment Holding Company (Edison Capital Reserves Corporation), which is wholly owned.

Significant 2001 Events

Acquisition of Conectiv

        On February 12, 2001, Pepco and Conectiv announced that its boards of directors approved an agreement for a strategic transaction whereby Pepco will effectively acquire Conectiv for a combination of cash and stock valued at approximately $2.2 billion. Both companies will become subsidiaries of a new holding company to be named at a later date. The combination will be accounted for as a purchase and is expected to be completed early next year.

Common Stock

        On February 12, 2001, Pepco announced its plan to repurchase up to $450 million of its common stock in the open market or in privately negotiated transactions over the next 12 months. The actual amount of stock to be repurchased will be determined by management depending on market conditions. As of June 30, 2001, Pepco has acquired 2,762,800 shares in connection with this repurchase plan at a cost of approximately $61.7 million (At December 31, 2000, Pepco had 7,792,907 shares held in treasury at a cost of approximately $200 million in connection with a previous stock repurchase plan).         On February 12, 2001, Pepco announced that it will reduce its annual dividend on its common stock to $1 per share from $1.66 per share, effective with the June 2001 dividend. Pepco's annual dividend rate on its common stock is determined by its Board of Directors on a quarterly basis.

For additional information, refer to the Company's Form 10-Q for the quarter ended
June 30, 2001, which is expected to be filed with the Securities and Exchange Commission on August 9, 2001

CHARTS FOLLOW
Selected Consolidated Financial Information
	Three Months Ended June 30, 2001

	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$468.0	$20.7	$133.8	$622.5
Operating Expenses	369.8	20.3	132.9	523.0
Operating Income	98.2	.4	.9	99.5
Other (Expense) Income, net	(17.2)	(12.6)	1.4	(28.4)(A)
Distributions on Preferred Securities of Subsidiary Trust	2.3	-	-	2.3
Income Tax Expense (Benefit)	31.9	(13.5)	.9	19.3
Net Income	46.8	1.3	1.4	49.5
Dividends on Preferred Stock	1.3	-	-	1.3
Earnings Available for Common Stock	$ 45.5	$ 1.3	$ 1.4	$ 48.2
	Three Months Ended June 30, 2000
	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$572.3	$28.5	$45.7	$646.5
Operating Expenses	432.3	16.2	51.3	499.8
Operating Income (Loss)	140.0	12.3	(5.6)	146.7
Other (Expense) Income, net	(35.6)	(14.9)	.9	(49.6)(A)
Distributions on Preferred Securities of Subsidiary Trust	2.3	-	-	2.3
Income Tax Expense (Benefit)	40.9	(2.5)	(1.6)	36.8
Net Income (Loss)	61.2	(.1)	(3.1)	58.0
Dividends on Preferred Stock	1.4	-	-	1.4
Earnings (Loss) Available for Common Stock	$ 59.8	$ (.1)	$ (3.1)	$56.6

(A)	Includes "Loss from Equity Investments, principally a Telecommunication Entity" of $4.2 million and $4.1 million at June 30, 2001 and 2000 respectively.

Selected Consolidated Financial Information
	Six Months Ended June 30, 2001

	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$914.9(A)	$49.6	$269.0	$1,233.5(A)
Operating Expenses	688.9	40.8	263.4	993.1
Operating Income	226.0	8.8	5.6	240.4
Other (Expense) Income, net	(23.3)	(25.7)	1.5	(47.5)(B)
Distributions on Preferred Securities of Subsidiary Trust	4.6	-	-	4.6
Income Tax Expense (Benefit)	87.5	(16.7)	3.1	73.9
Net Income (Loss)	110.6	(.2)	4.0	114.4
Dividends on Preferred Stock	2.5	-	-	2.5
Earnings (Loss) Available for Common Stock	$ 108.1(C)	$ (.2)	$ 4.0	$ 111.9(C)
	Six Months Ended June 30, 2000
	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$1,012.4	$69.8(A)	$89.4	$1,171.6(A)
Operating Expenses	829.2	29.4	98.3	956.9
Operating Income (Loss)	183.2	40.4	(8.9)	214.7
Other (Expense) Income, net	(71.3)	(30.2)	.5	(101.0)(B)
Distributions on Preferred Securities of Subsidiary Trust	4.6	-	-	4.6
Income Tax Expense (Benefit)	42.8	1.5	(2.9)	41.4
Net Income (Loss)	64.5	8.7	(5.5)	67.7
Dividends on Preferred Stock	2.8	-	-	2.8
Earnings (Loss) Available for Common Stock	$ 61.7	$ 8.7(C)	$ (5.5)	$64.9(C)
(A)	Includes pre-tax gains of $50.2 million and $19.2 million from the divestiture of Conemaugh by Pepco in 2001 and the sale of Cove Point by PCI in 2000, respectively.
(B)	Includes "Loss from Equity Investments, principally a Telecommunication Entity" of $10.5 million and $8.0 million at June 30, 2001 and 2000 respectively.
(C)	Includes after-tax gains of $22.4 million and $11.8 million from the divestiture of Conemaugh by Pepco in 2001 and the sale of Cove Point by PCI in 2000, respectively. Also see (A) above.
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